Exhibit 10.1

STRACHAN PARTICIPATION AND FARMOUT AGREEMENT

made as of September 23, 2005

BETWEEN:

                        ODIN CAPITAL INC., a body corporate having an office at
                        Calgary, Alberta (“Farmor”)

- and -

                        LODGE BAY OIL & GAS CORP., a body corporate having
                        An office at North Vancouver, B.C. (“Farmee”)

            WHEREAS Farmor has the right to participate in a Leduc formation test well located in Section 9, Township 38, Range 9, West of the 5th Meridian (“Section 9”); and

            WHEREAS Farmee wishes to participate for two percent (2.000%) share of the costs of drilling a test well into the Leduc formation under Section 9; and

            Now Therefore in Consideration of the premises hereto and the mutual covenants and agreements herein set forth, This Agreement Witnesseth:

Definitions

1.1     In this Agreement the words and phrases which are defined terms in the Farmout Procedure shall, provided that they are not inconsistent with the definitions set forth in this Agreement, have the meanings ascribed to them in the Farmout Procedure and, in addition thereto, the following words and phrases shall have the meanings hereinafter ascribed to them:

“Area of Mutual Interest” means section 8-38-9-W5M.

“Contract Depth” means a depth sufficient to penetrate thirty (30) meters into the Leduc formation or a depth of Four Thousand and fifty (4,050) meters subsurface, whichever shall be the lesser.

“Earning Well” means the well to be drilled at 14 of 9-38-9-W5M.

“Farmin Interest” means two percent (2.000%) Farmin cost interest Farmee has agreed to pay with respect to the drilling of the Earning Well.

“Farmout Lands” means the lands and leases more particularly described in Schedule “A” attached hereto.

“Farmout Procedure” means those portions of the 1997 CAPL Farmout and Royalty Procedure which are adopted by this Agreement, the elections for which are more particularly set forth in Schedule “B” attached hereto.

“Operating Procedure” means a standard 1990 CAPL operating procedure and 1988 PASWC Accounting Procedure encompassing the rates and elections set forth in the attached Schedule “D”.

“Strachan AFE” means the authority for expenditure generated by Farmor with respect to the drilling of the Earning Well, a copy of which is attached as Schedule “C”.

1.2     The following Schedules are attached to and incorporated as part of this Agreement:

Schedule “A”    -           Farmout Lands

Schedule “B”    -           Elections for Farmout Procedure

Schedule “C”    -           Strachan AFE

Schedule “D”    -           Elections for Operating Procedure

1.3     In the event of a conflict between a provision or term of the Agreement and a provision or term of the Operating Procedure or a provision or term of a Schedule, the provision or term of this Agreement shall prevail.

ARTICLE 2
Application of Farmout Procedure

2.1      The following provisions of the Farmout Procedure shall apply:

Clauses 1.01 Definitions and 1.02 Incorporation of Provisions from 1990 CAPL  Operating Procedure;

Article 2.00 - Title and Encumbrances;

Article 5.00 - Overriding Royalty;

Article 6.00 - Conversion of Overriding Royalty:

Article 8.00 - Area of Mutual Interest;

Article 1 1.00 - Land Maintenance Costs;

Article 12.00 - Assignment;

Article 15.00 - Dispute Resolution; and

Article 16.00 - Goods and Services Taxes.

ARTICLE 3
Farmout Provisions

3.1.      The Farmor anticipates that the Earning Well will be Spudded on or before October 15, 2005.  The parties hereto acknowledge that the operator of the Earning Well is Rosetta Exploration Inc. (hereinafter referred to as the "Operator").

3.2       The Farmee acknowledges receipt of a copy of the Strachan ME and approves the drilling and casing or Abandonment of the Earning Well based upon the Strachan AFE. The Farmee agrees to participate and pay for its Farmin Interest share of the costs of drilling the Earning Well to Contract Depth and, subject to the provisions herein set forth, its Farmin Interest share of the costs of the Completion, Capping or Abandonment of the Earning Well. The Farmee shall, provided that it elects to participate in the Completion and quipping of the Earning Well, be responsible to pay its Farmin Interest share of all subsequent authorities for expenditure and costs which relate to the Completion and Equipping of the Earning Well. The Operator has arranged blow out insurance with respect to the Earning Well and has included the Farmor and Farmee in the coverage. The cost of the blow out insurance is in addition to the costs shown on the Strachan AFE and the Farmee agrees to pay its Farmin Interest share of such costs. Farmee will pay a cash call advance to Farmor of one hundred and ten percent (110%) of its Farmin Interest share of the costs shown on the Strachan AFE as well as the estimated costs of the blowout insurance, both of which are to be received by Farmor six (6) days before the drilling rig begins to move. The anticipated commencement date for the drilling rig to move is October 1, 2005. The Farmor will immediately advise the Farmee of any change in the date. If payment of the cash call is not received by the Farmor within the time set forth above then, at the Farmor's option, this Agreement will be terminated and of no force and effect

3.3       The Farmor shall provide notice to the Farmee with respect to the Spudding of the Earning Well.

3.4       If the Earning Well has been drilled to Contract Depth and if Petroleum Substances are not reasonably anticipated to be present in Paying Quantities from any zone in the Earning Well, the Farmor shall promptly comply with the provisions of Article 4.

3.5       If the Earning Well has been drilled to Contract Depth and if Petroleum Substances From any zone in the Earning Well are reasonably anticipated to be present in Paying Quantities, the Farmor will advise the Operator of the Farmor and Farmee's desire to set production casing and participate in Production Tests. However, if those Petroleum Substances are composed predominantly of natural gas and the Operator intends to Cap the well and to delay those Production Tests, the Farmor must give notice to the Farmee of that intention and the reasons for that proposed delay upon receipt of same from the Operator. Unless the Farmee reasonably objects to that proposed delay within three (3) days of the receipt of that notice, the Farmor may advise the Operator that it may Cap the Earning Well, in which case the Operator will conduct those tests on or before the later of the second (2nd) anniversary date of the Earning Well drilling rig release or as soon as practicable after an economic market from the affected Petroleum Substances becomes available, provided that any dispute respecting the reasonableness of the Farmee's objection to that proposed delay or the availability of an economic market will be resolved pursuant to Article 15 of the Farmout Procedure. If the Operator has not conducted those Production Tests within two (2) years of the drilling rig release of the Earning Well, the Operator will, at the end of that year and every two (2) years thereafter until the Operator has conducted those tests, give notice to the Farmee of an intention to delay further the conduct of the Production Tests and the reasons for that proposed delay, in which case the preceding sentence will apply mutatis mutandis to each such notice. When the Operator has conducted those Production Tests, the Operator will Complete or Abandon the Earning Well as soon as practicable.

3.6       If the Operator encounters mechanical difficulties or impenetrable formations that, in the Operator's reasonable opinion, make further drilling of the Earning Well impractical prior to attaining the Contract Depth, the Operator will immediately give notice to the Farmor of those circumstances and the Operator's intention to Abandon the Earning Well. The Farmor shall immediately provide such notice to the Farmee. The Operator will Abandon that well subject to Article 4, provided that the first sentence of Clause 4.1 will not apply if the Farmor and Farmee earn an interest in the Farmout Lands by virtue of a substitute well. If the Operator elects to Spud a substitute Earning Well on the Farmout Lands it shall provide notice of its intention, which notice shall include a description of the proposed location, the proposed date of Spudding, and an updated authority for expenditure with respect to the costs of drilling and setting of casing or abandonment of the Earning Well. This notice will be immediately provided to the Farmee by the Farmor. The Farmee shall have fifteen (15) days from receipt of the Operator's notice to drill the substitute well to elect whether or not it wishes to participate in the substitute well as to its Farmin Interest. If it docs not advise the Farmor that it elects to participate within fifteen (15) days of the receipt of the notice of drilling the substitute well then it will be deemed to have elected not to participate in the substitute well and no earning shall have occurred and this Agreement shall be terminated and of no force and effect. If it elects to participate all rights and obligations applicable to the Earning Well will apply in the same manner to the substitute well.

3.7       If the Earning Well has been drilled to Contact Depth and Completed, Capped or Abandoned and the Farmee is not in default of any of its obligations with respect to the Earning

Well, it will have earned:

  in the Spacing Unit for the Earning Well:

  a 1.000% interest in the petroleum and natural gas below the base of the Mannville excluding natural gas in the Leduc formation; and

  a 2.000% interest in the natural gas in the Leduc formation before payout subject to payment of the Overriding Royalty which is convertible upon payout at royalty owners option to 50% of the Farmee's Interest; and

  a 0.800% interest in the rights below the base of the Shunda formation in Section 10, Township 38, Range 9WSM.

  a 0.644% interest in the rights below the base of the Shunda formation in Sections 15 and 16, Township 38, Range 9W5M, down to the base of the deepest formation penetrated.

The Operator shall pay all royalties with respect to the Farmin Interest which attach to the interest earned by the Farmee on the Spacing Unit for the Earning Well as shown in Schedule "A" hereto.

3.8       If the Earning Well is Capped and the Farmee participates in the Capping then the Farmee shall pay its Farmin Interest share of all costs and expenses required to finish Completing or Abandoning the well.

3.9       If the Farmee participates in the completion of the Earning Well then the Farmee shall also pay its Farmin Interest share of the costs and expenses to Equip the Earning Well to place the well on production.

3.10     If transportation, compression, processing or other facilities are required to produce Petroleum Substances from the Earning Well then, after consultation with the Farmee, the Farmor shall provide to the Farmee an authority for expenditure and a cash call with respect to its Farmin Interest.  If the Farmee does not pay a cash call in full at least ten (10) days prior to the start of construction operations relating to the operation set forth in the applicable authority for expenditure, Farmee will be deemed to have elected to not participate in the operation ascribed in the authority for expenditure. If the Farmee elects or is deemed to have elected not to participate in the construction of a facility, then the owner of the facility will charge the Farmee a fee for the use of the facility.

3.11     Prior to December 31, 2006 no party shall be entitled to propose any independent operation pursuant to Article X of under the Operating Procedure which applies between the parties with respect to any of the Farmout Lands in which the Farmee has earned an interest ("Joint Lands"). Provided however that if, after consultation with the other party, one but not both parties wishes to drill a well ("Drilling Party") on the Joint Lands, then it shall provide a written notice ("Drilling Notice") to the other party ("Receiving Patty") which shall set forth:

the location and target depth of the well,

the estimated costs to drill and case or Abandon the well,

the anticipated Spud date for the well, and

a copy of the proposed drilling and completion program for the well.

The Receiving Party shall have twenty (20) days after receipt of the Drilling Notice to advise the Drilling Party whether or not it wishes to participate in the drilling of the well. Failure to advise the Drilling Party of its election within the twenty (20) day period will be deemed to be an election not to participate in the well. If the Receiving Party elects or is deemed to have elected not to participate, then the Receiving Party will be deemed to have famed out its interest to the Drilling Party and the Drilling Party will upon the drilling of the well at the location and to the depth set forth in the Drilling Notice have earned one hundred percent (100%) of the Receiving Party's interest in the drilling Spacing Unit for the well subject to the reservation of the Overriding Royalty. If the well is not spudded within ninety (90) days of the receipt of the Drilling Notice by the Receiving Party, then the well shall not be spudded unless another Drilling Notice is delivered to the Receiving Party.

3.12     The parties acknowledge that the Farmor has also executed a Farmout and Participation Agreement with the Operator relating to the Farmout Lands. The parties further acknowledge that the Operator has entered into a joint venture and farmout agreements with third party entities ("Third Party Entities") whereby Third Parry Entities have agreed to participate in the drilling of the Earning Well and accordingly the Farmor and the Operator are obligated to provide notice to Third Party Entities if it wishes to set casing in the well and conduct Production Tests or if it wishes to Abandon the Earning Well. If the Operator wants to Abandon the Earning Well but any or all of Farmor, Farmee, and Third Party Entities wish to take over the Earning Well then each of the Farmor, Farmee, and the Third Party Entities shall be entitled to acquire the interest owned by the Operator in the Earning Well which shall be shared proportionally between or among the Third Party Entities who elect to take over the well, on the basis that their participating interests relate to one another.

3.13     If the Operator decide to Abandon the Earning Well and none of the Farmor, Farmee or Third Party Entities elect to take over the Earning Well, then the well will be Abandoned and the Farmee shall pay its Farmin Interest share of the Abandonment costs.

3.14     The Area of Mutual Interest will apply until December 31,2007, the provisions of Article 8 in the Farmout Procedure shall apply and the Farmee shall be entitled to participate in the Area of Mutual Interest as to an undivided 1.232% interest. If the Farmee does not earn an interest in the Farmout Lands then the Area of Mutual Interest will terminate as of the date that: the Farmee's right to earn an interest terminates.

3.15     In the event that the Operator serves a supplemental Authorization for Expenditure covering cost overruns on the Earning Well, the supplemental AFE shall be immediately forwarded to the Farmee with a cash call. If payment of the cash call is not received in fill by the Farmor on or within twenty (20) days from receipt by Farmee, the Farmee shall be deemed to have elected to not participate in the operation and any interest to be earned or rights granted hereunder shall be forfeited and this Agreement shall be terminated and of no force and effect.

ARTICLE 4
Abandonment of Wells

4.1       If the Earning Well has been drilled to Contract Depth, but the Earning Well is not Completed and no Operating Agreement applies between the Farmor and the Farmee with respect to the Earning Well, the Farmor shall give notice to the Farmee if the Farmor intends to Abandon that Earning Well. If, within twelve (12) hours following the Farmee's receipt of that notice and information from the Farmor when a rig is located on the wellsite, or within ten (10) days of the Farmee's receipt of that notice and information in any other case:

  the Farmee fails to reply to the Farmor or gives notice to the Farmor that it consents to the Abandonment of that well, the Farmor will promptly advise the Operator to  abandon the wellbore of that well and conduct its reclamation work in a timely manner;

  the Farmee gives notice to the Farmor that it wishes to take over that well, the Farmor will, effective as of the date of the Farmee's election to take over that well and subject to the provisions of Clause 3.12 of this Agreement, assign that well (including the material equipment and surface access rights relating solely thereto that the Farmee wishes to use) to the Farmee, without warranty. The Farmor will be released from all obligations and liabilities accruing for the property assigned to the Farmee pursuant to this Clause following that assignment. However, that assignment will not release the Farmor from any liability that may have accrued to it prior to that assignment.

4.2       If the Farmee takes over a well pursuant to this article, the Farmee will Complete or Abandon the well at its own cost and expense and it will save harmless the Farmor from all costs and expenses relating to the Abandonment of the Well.

4.3       If the Farmee successfully Completes the well in a zone originally contained in the Farmout Lands, the Farmor will assign to the Farmee, without warranty, the Farmor's Working interest in the Spacing Unit for that well in only the zone(s) Completed by the Farmee and the Petroleum Substances therein, effective as of the date of the Farmee's election to take over that well. That assignment will not release the Farmor from any obligation that should have been performed by it or any liability that may have accrued to it prior to that assignment. If the Farmee docs not Complete the well in a zone originally contained in the Farmout Lands, the Farmor will not be required to make an assignment to the Farmee pursuant to this Clause.

4.4       From and after the effective date referred to in Clause 4.3, the Operating Procedure will apply mutatis mutandis to the Farmee Parties respecting a well taken over pursuant to Clause 4.4 and the applicable zone(s) of the Spacing Unit, provided that the Overriding Royalty will not be payable for that well until such time as the production penalty prescribed by the Operating Procedure for that operation is recovered or ceases to apply. At that time, each Farmee Party that elected not to participate in the takeover of that well may elect to convert to a Working Interest in that well on the same basis as is provided in Article 6.00 of the Farmout Procedure. The Farmee Parties wit1 appoint one of them to be the initial Operator under the Operating Procedure. If no Operating Procedure is included in the Agreement the term "Operating Procedure" in this Clause means the standard form 1990 CAPL Operating Procedure and as an attachment thereto the standard form 1988 PASC Accounting Procedure, with those rates and elections as the Farmee Parties taking over that well may negotiate at the required time.

4.5       The provisions of this Article will apply in the same manner to any Royalty Well on the Royalty Lands that is not an Earning Well, subject to the following conditions:

  the Royalty Owner only has the right to take over that Royalty Well if it then retains a right to convert its Overriding Royalty to a Working interest in an Earning Well under Article 6.00; and

  the Royalty Owner does not have the right to elect to take over that Royalty Well until the Parties holding Working Interests in that well have all elected to Abandon that well.

ARTICLE 5
Miscellaneous

5.1       This Agreement shall, in all respects, be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each party hereto irrevocably accepts and submits to the exclusive jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

5.2       Time shall be of the essence of this Agreement.

5.3        The address for notices of each of the parties hereto shall be as follows:

Farmor:                       Odin Capital Inc.
                                    P.0 Box 36007
                                    Lakeview RPO - 6449 Crowchild Trail S.W.
                                    Calgary, Alberta T3E 7C6
                                    Attention: Matthew Philipchuk
                                    Fax: (403) 246-7935

Farmee:                        Lodge Bay Oil and Cara Corp.
                                    Unit 4 3750 Edgemont Blvd.
                                    North Vancouver, B.C. V7R 2P7
                                    Attention: Barry Swanson
                                    Fax:

Any of the parties hereto may from time to time change its address for service herein by giving written notice to the other parties hereto. Any notice may be served by personal service upon a party hereto or by mailing the same by prepaid post in a property addressed envelope addressed to the party hereto at its address for service hereunder. Any notice given by service upon a party hereto shall be deemed to be given on the date of such service and any notice given by mail shall be received by the addressee when actually received. Any notice may be served by instantaneous electronic means to the number for notice given set forth. Any notice given by service upon a party and any notice given by instantaneous electronic means shall be deem to be given to and received by the addressee on the day (except Saturdays, Sundays, statutory holidays and days which the offices of the addressee arc closed for business) of service or after the sending thereof with appropriate answerback acknowledgment, provided it was sent before 2:00 p.m.; otherwise it shall be deemed to be received the next following business day.

5.4       This Agreement may be amended only by written instrument signed by all parties hereto.

5.5       The Farmor shall be entitled to transfer and assign a portion of its interest to a third party provided however that:

  prior to earning the Farmor will only look to the Farmee for performance; and

  after earning the Farmee may assign its interest with the consent of the Farmor which consent will not be unreasonably withheld.

5.6       This Agreement shall be binding upon and shall ensure to the benefit of the parties hereto and their respective successors.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                                                                                              ODIN CAPITAL INC.

                                                                                                              Per:                  /s/

                                                                                                              LODGE BAY OIL & GAS CORP.

                                                                                                              Per:                  /s/

This is the signature page attached to and forming part of a Farmin Participation Agreement dated September 23, 2OO5 between Odin Capital Inc. and Lodge Bay Oil and Gas Corp.  (Strachan Area. Alberta)

Schedule "A" attached to and forming part of the Strachan Participation and Farmout Agreement made as of September 23, 2005 between Odin Capital Inc. and Lodge Bay Oil and Gas Corp.
Farmout Lands
(This Schedule consists of 2 pages, including this page)

FARMOUTLANDS
Title Documents	Lands	Furnace's Earned WI* and Owned WI	Encumbrances

Crown P&NG Licence	Twp, 38 Rge. 9 W5M Sec 9	2.000%BPO	1) Crown S/S
No. 5596020176	Natural Gas in the Leduc	1.000%APO	2) 3.5% NCGORR to Calgary
International Energy
3) *5.0% NCGORR to
Northrock and TKE (APO only)
4) 12% ORR to Rosetta
convertible at payout
Crown P&NG Lease	Twp. 38 Rge. 9 W5M Sec 9	1.000%	1) Crown S/S
No. 0604120298	P&NG below the base of the		2) 3.5% NCGORR to Calgary
	Maunville excluding natural gas in		International Energy
	the Leduc		3) *5.0% NCGORR to
Northrock and TKE (APO only)
Crown P&NG Licence	Twp. 38 Rge. 9 W5M Sec 10	0.800%	1) Crown S/S
No. 5596020176	P&NG below base Shunda		2) 3.5% NCGORR to Calgary
International Energy
3) *5.0% NCGORR to
Northrock and TKE (APO only)
Crown P&NG Licence	Twp. 38 Rge. 9 W5M Sec l5 & 16	0.644%	1) Crown S/S
No. 5596020176	P&NG below base Shunda		2) 3.5% NCGORR to Calgary
International Energy
3) *5.0°/9 NCGORR to
Northrock and TKE (APO only)
* Contingent on Farmor earning under the Northrock Fannout Agreement,

Schedule "B" attached to and forming part of the Strachan Participation and Farmout Agreement made as of September 23, 2005 between Odin Capital Inc. and Lodge Bay Oil and Gas Corp.
Elections for Farmout Procedure
(This Schedule consists of 2 pages, including this page)
199033W03-3

1997 CAPL FARMOUT & ROYALTY PROCEDURE ELECTION SHEET
Effective Date (Subclause 1.0 1(t)) - September 23, 2005 Payout (Subclause 1.01(t), if Article 6.00 applies) - Alternate - A

3.             Incorporation of Clauses from 1990 CAPL Operating Procedure (Clause 1.02)* (i)Insurance

(311) Alternate -A

4.             Article 4.00 (Option Wells) will apply

5.             Article 5.00 (Overriding Royalty) will apply

6.             Quantification of Overriding Royalty (Subclause 5.01A, if applicable)

(i)            Crude Oil              (a)            -Alternate 1-12% (ii)           Other                    (b)            -Alternate 1 -12%

7. Permitted Deductions (Subclause 5.0413, if applicable) - Alternate 1
8. Article 6.00 (Conversion of Overriding Royalty) will apply
If Article 6.00 applies, conversion will be to:

(a)        50% of original interest
9. Article 8.00 (Area of Mutual Interest) will apply
10. Reimbursement of Land Maintenance Costs (Clause 11.02) will not apply
19803Wxn387.0

Schedule "C" attached to and forming part of the Strachan Participation and Farmout Agreement made as of September 23, 2005 between Odin Capital Inc. and Lodge Bay Oil and Gas Corp.
Strachan AFE
(This Schedule consists of 2 pages, including this page)
198033WO387v3

Schedule «D» attached to and forming part of the Strachan Participation and Farmout Agreement made as of September 23, 2005 between Odin Capital Inc. and Lodge Bay Oil and Gas Corp.
Operating Procedure and Accounting Procedure Elections
(This Schedule consists of 2 pages, including this page)

1990 C.A.P.L. OPERATING PROCEDURE
Clause 311: INSURANCE: Alternate A Clause 604: MARKETING FEE: Alternate A
Clause 903: CASING POINT ELECTION: Alternate A
Clause 1007: PENALTY WHERE INDEPENDENT WELL RESULTS IN PRODUCTION: Development Wells 300% Exploratory Wells 500%

Clause 1010(a)(iv):       TITLE PRESERVING PERIOD:         180 days

Clause 2401:                 DISPOSITION OF INTERESTS: Alternate A

1988 P.A.S.C. ACCOUNTING

PROCEDURE
Clause 105:                   OPERATING FUND: 10%

Clause 110:                   APPROVALS: 2 or more totalling 65%

Clause 202(b):               Not Chargeable

Clause 203(b):               Employee Benefits: 25%

                                   5% of the cost of all other material

Clause 302:                   OVERHEAD RATES:

(A) EXPLORATION PROJECT               (D) OPERATIONS AND MAINTENANCE

(1)        5% of first $50,000                                    (1)     10% of Cost; and
(2)     3% of next $100,000           (2)           $50 for Producing Well per month (3)
(b)  Drilling Well

(1) 33//6 of first $50,000
(2) 22-/0 of next
$100,000; (3) 11//o
Excess

(c) Construction

(1)     55/,6 of first $50,000

Pricing of Joint Material Purchases, Transfers and Dispositions: $25,000 for requiring approval
Inventories by Operator at 5 year intervals or upon the request of a Non Operator.